Exhibit 99.1

Activision Blizzard Stockholders Approve Proposed Microsoft Transaction

SANTA MONICA, Calif. -- April 28, 2022 – Activision Blizzard, Inc. (NASDAQ: ATVI) announced that its stockholders approved Microsoft Corporation’s (Nasdaq: MSFT) proposal to acquire Activision Blizzard at the Activision Blizzard Special Meeting of Stockholders held earlier today. More than 98% of the shares voted at the Special Meeting were voted in favor of the proposed transaction with Microsoft.

On January 18, 2022, Microsoft announced plans to acquire Activision Blizzard for $95.00 per share in an all-cash transaction. Subject to customary closing conditions and the completion of regulatory review, the proposed transaction is expected to close in Microsoft’s fiscal year ending June 30, 2023.

“Today’s overwhelmingly supportive vote by our stockholders confirms our shared belief that, combined with Microsoft, we will be even better positioned to create great value for our players, even greater opportunities for our employees, and to continue our focus on becoming an inspiring example of a welcoming, respectful, and inclusive workplace,” said Bobby Kotick, CEO, Activision Blizzard.

The complete results of the Special Meeting will be reported in a Form 8-K to be filed with the U.S. Securities and Exchange Commission by early next week, after certification by Activision Blizzard’s Inspector of Election.

About Activision Blizzard

Our mission, to connect and engage the world through epic entertainment, has never been more important. Through communities rooted in our video game franchises we enable hundreds of millions of people to experience joy, thrill and achievement. We enable social connections through the lens of fun, and we foster purpose and a sense of accomplishment through healthy competition. Like sport, but with greater accessibility, our players can find purpose and meaning through competitive gaming. Video games, unlike any other social or entertainment media, have the ability to break down the barriers that can inhibit tolerance and understanding. Celebrating differences is at the core of our culture and ensures we can create games for players of diverse backgrounds in the 190 countries our games are played.

As a member of the Fortune 500 and as a component company of the S&P 500, we have an extraordinary track record of delivering superior shareholder returns for over 30 years.

Our enduring franchises are some of the world’s most popular, including Call of Duty®, Crash Bandicoot™, Warcraft®, Overwatch®, Diablo®, StarCraft®, Candy Crush™, Bubble Witch™, Pet Rescue™ and Farm Heroes™. Our sustained success has enabled the company to support corporate social responsibility initiatives that are directly tied to our franchises. As an example, our Call of Duty Endowment has helped find employment for over 90,000 veterans.

Learn more information about Activision Blizzard and how we connect and engage the world through epic entertainment on the company's website, www.activisionblizzard.com.

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